Exhibit 4.1

NEW FOUND GOLD CORP.

2020 AMENDED AND RESTATED STOCK OPTION PLAN

NEW FOUND GOLD CORP.

2020 AMENDED AND RESTATED STOCK OPTION PLAN

Article I
DEFINITIONS AND INTERPRETATION

1.1	DEFINITIONS

As used herein, unless anything in the subject matter or context is inconsistent therewith, the following terms shall have the meanings set forth below:

“Administrator” means the Board or such director or other senior officer or employee of the Company as may be designated as Administrator by the Board from time to time;

“Affiliate” means an affiliate of the Company within the meaning of Section 1.3 of National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended or replaced from time to time.

“Award Date” means, in respect of a particular Option, the date on which the Board grants the Option;

“Blackout Period” means an interval of time during which the Company has determined, in accordance with its insider-trading policy, that one or more Plan participants may not exercise an Option or sell Shares of the Company because they may be in possession of undisclosed material information pertaining to the Company, or when in anticipation of the release of quarterly or annual financials, to avoid potential conflicts associated with the Company’s insider-trading policy or applicable securities legislation, (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Company or in respect of an Insider, that Insider, is subject);

“Board” means the board of directors of the Company;

“Company” means New Found Gold Corp. and any subsidiary thereof, as the context may require;

“Consultant” means any individual, corporation, incorporated association or organization, body corporate, partnership, trust, association, or any other entity other than an individual who:

(a)	is engaged to provide, on an ongoing bona fide basis, consulting, technical, management or other services to the Company or any Affiliate of the Company other than services provided in relation to a “distribution” (as defined in the Securities Act (British Columbia));
(b)	provides the services under a written contract with the Company or any Affiliate of the Company;
(c)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or any Affiliate of the Company; and
(d)	has a relationship with the Company or any Affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company or is otherwise permitted by applicable securities laws or regulations to be granted Options as a Consultant or as an equivalent thereof.

“Discounted Market Price” means the last closing price of the Shares before the date of the Option grant (less the applicable discount), unless in accordance with the policies of the Exchange, the Company issues a news release to fix the Exercise Price.

“Director” means a director, senior officer and Management Company Employees of the Company or a subsidiary of the Company;

“Employee” means (i) an individual considered an employee under the Income Tax Act, Canada (and for whom income tax, employment insurance and CPP deductions must be made at source); (ii) an individual who works full-time for the Company or any of its subsidiaries providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or (iii) an individual who works for the Company or any of its subsidiaries on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source;

“Exchange” means the TSX Venture Exchange or any other Canadian stock exchange on which the Shares are listed;

“Exercise Notice” means the notice respecting the exercise of an Option, in the form set out as Schedule “A” hereto, duly executed by the Option Holder;

“Exercise Period” means the period during which a particular Option may be exercised, being the period from and including the Award Date through to and including the Expiry Date;

“Exercise Price” means the price at which an Option may be exercised as determined in accordance with section 3.7;

“Expiry Date” means the date determined in accordance with section 3.3 and after which a particular Option cannot be exercised;

“Exchange Hold Period” has the meaning ascribed thereto in Policy 1.1 of the policy manual of the Exchange;

“Insider” means a Director, a director or senior officer of a company that is an Insider or subsidiary of the Company, or a person that beneficially owns or controls, directly or indirectly, voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of the Company;

“Investor Relations Activities” has the meaning ascribed thereto in the Exchange’s Corporate Finance Manual;

“Management Company Employee” means an individual employed by a company providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a person engaged in Investor Relations Activities;

“Option” means an option to acquire Shares, awarded to a Director, Employee or Consultant pursuant to the Plan;

“Option Agreement” means the written agreement between the Company and an Option Holder giving effect to an award of Options;

“Option Holder” means a current or former Director, Employee or Consultant who holds an unexercised and unexpired Option or, where applicable, the Personal Representative of such person;

“Person” means any individual, partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, trust, trustee, executor, administrator, or other legal personal representatives, regulatory body or agency, government or governmental agency, authority or entity howsoever designated or constituted;

“Personal Representative” means (i) in the case of a deceased Option Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and (ii) in the case of an Option Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Option Holder;

“Plan” means this stock option plan, as it may be amended from time to time;

“Securities Act” means the Securities Act (British Columbia), as it may be amended from time to time;

“Share” or “Shares” means, as the case may be, one or more common shares in the capital of the Company; and

“subsidiary” has the meaning ascribed to that term in the Securities Act.

1.2	CHOICE OF LAW

The Plan is established under, and the provisions of the Plan shall be interpreted and construed solely in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.3	HEADINGS

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

1.4	AMENDED AND RESTATED

This Plan amends and restates in its entirety, as of June 17, 2020, the 2017 stock option plan of the Company, approved by the Company’s shareholders in January 2017 (the “Original Plan”). Any reference to “Plan” or “Palisades Resource Corp. 2017 Stock Option Plan” in the Original Plan and any document delivered in connection therewith, or pursuant thereto, will mean this Plan, as amended and restated hereby.

Article II
PURPOSE AND PARTICIPATION

2.1	PURPOSE

The purpose of the Plan is to provide the Company with an equity-based mechanism to attract, retain and motivate Directors, Employees and Consultants, to reward them by the grant of Options under the Plan from time to time for their contributions toward the long term goals of the Company and to enable and encourage them to acquire Shares as long term investments.

This Plan amends and restates in its entirety, as of June 17, 2020, the 2017 stock option plan of the Company, approved by the Company’s shareholders in January 2017 (the “Original Plan”). Any reference to “Plan” or “Palisades Resource Corp. 2017 Stock Option Plan” in the Original Plan and any document delivered in connection therewith, or pursuant thereto, will mean this Plan, as amended and restated hereby.

2.2	PARTICIPATION

The Board shall, from time to time, in its sole discretion, determine those Directors, Employees and Consultants, if any, to whom Options are to be awarded and, subject to section 3.2 and 3.5, the number of Options so awarded. For greater certainty, it is the responsibility of the Company and the Option Holder to ensure and confirm that the Optionee is a bona fide Director, Employee or Consultant, as the case may be. In determining the number of Options to be awarded to participant under the Plan, the Board may take into account the following criteria:

(a)	the person’s remuneration as at the Award Date in relation to the total remuneration payable by the Company to all of its Employees and Consultants as at the Award Date;

(b)	the length of time that the person has provided services to the Company; and

(c)	the nature and quality of work performed by the person.

Options awarded to a Director, Employee or Consultant pursuant to the Plan may, at the request of such Director, Employee or Consultant, be granted to a corporation, incorporated association or organization, body corporate, partnership, trust, association or any other entity other than an individual that is wholly-owned by such Director, Employee or Consultant.

2.3	DOCUMENTATION

Upon first receiving an award of Options under the Plan, the Administrator shall provide a copy of the Plan to each Option Holder. Thereafter, a copy of any amendment to the Plan shall be promptly provided by the Administrator to each Option Holder.

Each Option awarded under the Plan shall be embodied in an Option Agreement which shall give effect to the provisions of the Plan.

2.4	PARTICIPATION VOLUNTARY

The participation of any Director, Employee or Consultant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring any rights or privileges, other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment, appointment or engagement to provide services, or constitute a commitment on the part of the Company to continued employment, appointment or engagement to provide services, and neither the Plan nor any grant of Options under the Plan shall be construed as granting an Option Holder a right to be retained as an Employee or a Consultant or a claim or right to any future grant of options under the Plan. Neither the Plan nor any action taken hereunder shall interfere with the right of the Company to terminate the employment, appointment or provision of services of such Option Holder at any time. The payment of any sum of money in cash in lieu of notice of termination of employment, appointment or provision of services shall not be considered as extending the period of employment, appointment or the provision of services for the purposes of the Plan.

Article III

TERMS AND CONDITIONS OF OPTIONS

3.1	BOARD TO ALLOT SHARES

The Shares to be issued to Option Holders upon the exercise of Options shall be allotted and authorized for issuance by the Board prior to the exercise thereof.

3.2	NUMBER OF SHARES

The maximum number of Shares issuable under the Plan shall not exceed 10% of the number of Shares issued and outstanding as of each Award Date. Notwithstanding the foregoing, the number of Shares underlying Options that have been cancelled, that have expired without being exercised in full, and that have been issued upon exercise of Options shall not reduce the number of Shares issuable under the Plan and shall again be available for issuance hereunder.

3.3	TERM OF OPTION

Subject to sections 3.4 and 3.6, the Expiry Date of an Option shall be the date so fixed by the Board at the time the particular Option is awarded, provided that such date shall not be later than the tenth anniversary of the Award Date of the Option.

3.4	EXTENSION OF OPTIONS EXPIRING DURING BLACKOUT PERIOD

Should the Expiry Date for an Option fall within a Blackout Period, or within nine (9) business days following the expiration of a Blackout Period, such Expiry Date shall be automatically extended without any further act or formality to that day which is the tenth (10th) business day after the end of the Blackout Period, such tenth business day to be considered the Expiry Date for such Option for all purposes under the Plan.

3.5	LIMITATIONS

The maximum number of Shares which may be issuable, at any time, to Insiders under the Plan, together with any other Share-based compensation arrangements of the Company, shall be 10% of the total number of Shares issued and outstanding. The maximum number of Shares which may be issued, within any one-year period, to Insiders under the Plan, together with any other Share-based compensation arrangements of the Company, shall be 10% of the total number of Shares issued and outstanding.

The total number of Options awarded to any one individual in any twelve month period shall not exceed 5% of the issued and outstanding Shares of the Company at the Award Date unless the Company has obtained disinterested shareholder approval as required by the Exchange).

The total number of Options awarded to any one Consultant of the Company in any twelve month period shall not exceed 2% of the issued and outstanding Shares of the Company at the Award Date unless consent is obtained from the Exchange.

The total number of Options awarded to all persons retained by the Company to provide Investor Relations Activities shall not exceed 2% of the issued and outstanding Shares of the Company, in any twelve month period, calculated at the Award Date unless consent is obtained from the Exchange. Options granted to persons retained to provide Investor Relations Activities will vest in stages over not less than 12 months with no more than one quarter of the options vesting in any 3 month period.

3.6	TERMINATION OF OPTION

An Option Holder may exercise an Option, in whole or in part, at any time and from time to time during the Exercise Period, provided that, with respect to the exercise of part of an Option, the Board may at any time and from time to time fix limits, vesting requirements or restrictions in respect of which an Option Holder may exercise part of any Option held by the Option Holder. Any Option or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no further force and effect as of 5:00 p.m. (Vancouver time) on the Expiry Date. Unless otherwise determined by the Board (but subject to the ten-year limit set forth in section 3.3), the Expiry Date of an Option shall be the earlier of the date so fixed by the Board on the Award Date referred to in section 3.3 above, and the date established, if applicable, in subsections (a) and (b) below.

(a)	Death. In the event that an Option Holder should die while he or she is still a Director, Employee or Consultant, as the case may be, the Expiry Date shall be 12 months from the date of death of the Option Holder.

(b)	Cessation of Service or Employment. In the event that an Option Holder ceases to be a Director, Employee or Consultant of the Company other than by reason of death, the Expiry Date of the Option shall be the 90th day following the date the Option Holder ceases to be a Director, Employee or Consultant (such date that the Option Holder ceases to be a Director, Employee or Consultant, the “Termination Date”), unless the Option Holder ceases to be such as a result of termination for cause, in which case the Expiry Date shall be the Termination Date.

For the purposes of this section 3.6, the date on which an Option Holder ceases to be a Director, Employee or Consultant, as the case may be, is deemed to be the date of resignation or notice of termination of the Option Holder’s service or employment, as the case may be. Furthermore, an unvested Option (or any portion thereof) which vests on or after the Termination Date (or date of death, if applicable) but prior to the Expiry Date, in the circumstances set forth in clauses (a) and (b) above, other than as a result of termination for cause, shall be exercisable by the Option Holder (or the Option Holder’s Personal Representative, in the event of the death of the Option Holder) until the Expiry Date. An unvested Option (or any portion thereof) held by an Option Holder who ceases to be a Director, Employee or Consultant, as the case may be, as a result of termination for cause, shall cease to vest and shall terminate and be of no further force and effect as at the Termination Date.

(c)	Ceasing to Perform Investor Relations Activities. Notwithstanding paragraph (b) immediately above, in the event that the Option Holder holds his or her Option as an Employee or Consultant retained by the Company to provide Investor Relations Activities, and such Option Holder ceases to be an Employee or Consultant of the Company other than by reason of death, the Expiry Date shall be the date such Option Holder ceases to be an Employee or Consultant of the Company.

For greater certainty, this section 3.6 shall still apply in the event of that the Option Holder dies or ceases to otherwise be a Director, Employee or Consultant, as the case may be.

3.7	EXERCISE PRICE

The Exercise Price shall be that price per Share, as determined by the Board in its sole discretion, at which an Option Holder may purchase a Share upon the exercise of an Option, provided that, if the Shares are listed for trading on the Exchange, the Exercise Price shall not be less than Discounted Market Price (or, if the Shares are not listed for trading on the Exchange, then the permittable discounted market price on such other exchange or quotation system on which the Shares are then listed or quoted for trading) or such other price as may be required or permitted by the Exchange from time to time. If the Shares are listed on the Exchange and on one or more other exchanges, the Exercise Price must be calculated based upon the applicable closing price or average price of the Shares, as applicable, on the exchange on which the majority of the trading volume of the Shares occurs, subject to the policies of the Exchange.

3.8	ASSIGNMENT OF OPTIONS

Options may not be assigned or transferred, provided however that the Personal Representatives of an Option Holder may, to the extent permitted by section 4.1, exercise the Option within the Exercise Period.

3.9	ADJUSTMENTS AND CHANGE OF CONTROL

(a)	If at any time while an Option remains unexercised with respect to any Shares underlying the Option, the Shares are consolidated, subdivided, converted, exchanged, reclassified or in any way substituted for (any of the foregoing events, a “Share Capital Event”), the Option, to the extent that it has not been exercised, shall be adjusted by the Board in accordance with such Share Capital Event in the manner the Board in its sole discretion deems appropriate. No fractional shares shall be issued upon the exercise of the Options and accordingly, if as a result of the Share Capital Event, an Option Holder would become entitled to a fractional share, such Option Holder shall have the right to purchase only the next lowest whole number of shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded. Additionally, no lots of Shares in an amount less than 100 Shares shall be issued upon the exercise of the Options unless such amount of Shares represents the balance left to be exercised under the Options.

(b)	If at any time when an Option remains unexercised with respect to any Shares underlying the Option:

(i)	the Company seeks approval from its shareholders for a transaction which, if completed, would constitute an Acceleration Event; or

(ii)	a third party makes a bona fide formal offer or proposal to the Company or its shareholders which, if accepted, would constitute an Acceleration Event;

the Company shall notify the Option Holder in writing of such transaction, offer or proposal as soon as practicable and: (i) the Board may permit the Option Holder to exercise the Option, as to all or any of the Shares in respect of which such Option has not previously been exercised (regardless of any vesting restrictions), during the period specified in the notice (but in no event later than the Expiry Date of the Option), so that the Option Holder may participate in such transaction, offer or proposal; and (ii) the Board may require the acceleration of the time for the exercise of the Option and of the time for the fulfilment of any conditions or restrictions on such exercise. Any proposed acceleration of vesting provisions is subject to the policies and necessary approvals of the Exchange, if applicable.

For the purposes of this Plan an Acceleration Event means:

(i)	the acquisition by any person or any persons acting jointly or in concert, directly or indirectly, of beneficial ownership of more than 50% of the outstanding voting securities of the Company, by means of a take-over bid or otherwise;

(ii)	any plan of arrangement, amalgamation, consolidation, merger or other business combination of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

(iii)	any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(iv)	the approval by the shareholders of the Company of any plan of liquidation or dissolution of the Company; or

(v)	any other transaction that is deemed to be an “Acceleration Event” for the purposes of this Plan by the Board in its sole discretion.

(c)	Notwithstanding any other provision of this Plan or the terms of any Option, if at any time when an Option remains unexercised with respect to any Shares underlying the Option the Corporation completes any transaction which constitutes an Acceleration Event, all outstanding unvested Options shall automatically vest.

3.10	EXERCISE RESTRICTIONS

The Board may, at the time an Option is awarded or upon renegotiation of the same, attach restrictions relating to the exercise of the Option, including vesting provisions. Any such restrictions shall be recorded in the applicable Option Agreement.

Article IV
EXERCISE OF OPTION

4.1	EXERCISE OF OPTION

An Option may be exercised only by the Option Holder or Personal Representative. An Option Holder or Personal Representative may exercise an Option in whole or in part, subject to any applicable exercise restrictions, at any time or from time to time during the Exercise Period up to 5:00 p.m. (Vancouver time) on the Expiry Date by delivering to the Administrator an Exercise Notice, the applicable Option Agreement and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Option.

4.2	ISSUE OF SHARE CERTIFICATES

As soon as practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Option Holder a certificate for the Shares so purchased. If the number of Shares so purchased is less than the number of Shares subject to the Option Certificate surrendered, the Administrator shall forward a new Option Certificate to the Option Holder concurrently with delivery of the aforesaid share certificate for the balance of the Shares available under the Option.

4.3	CONDITION OF ISSUE

The issue of Shares by the Company pursuant to the exercise of an Option is subject to this Plan and compliance with the laws, rules and regulations of all regulatory bodies applicable to the issuance and distribution of such Shares and to the listing requirements of any stock exchange or exchanges on which the Shares may be listed. The Option Holder agrees to comply with all such laws, rules and regulations and agrees to furnish to the Company any information, report and/or undertakings required to comply with and to fully cooperate with the Company in complying with such laws, rules and regulations. The Company shall not be required to issue any Shares to an Option Holder pursuant to the exercise of Options if such issuance would violate the securities laws of any applicable jurisdiction.

Article V
ADMINISTRATION

5.1	ADMINISTRATION

The Plan shall be administered by the Board, or an Administrator on the instructions of the Board or such committee of the Board formed in respect of matters relating to the Plan. The Board or such committee may make, amend and repeal at any time and from time to time such regulations not inconsistent with this Plan as it may deem necessary or advisable for the proper administration and operation of this Plan and such regulations shall form part of this Plan. The Board may delegate to the Administrator or any Director, Employee or officer of the Company such administrative duties and powers as it may see fit.

5.2	Withholding Taxes

Subject to the policies of the Exchange, notwithstanding anything else in this Plan, the Company may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority whatsoever to withhold in connection with the exercise of an Option including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Shares to be issued under the Plan, until such time as the Option Holder has paid the Company for any amount which the Company is required to withhold with respect to such taxes or other amounts. Without limitation to the foregoing, the Board may adopt administrative rules under the Plan which provide for the sale of Shares (or a portion thereof) in the market upon the issuance of such Shares under the provisions of the Plan to satisfy withholding obligations under the Plan.

5.3	INTERPRETATION

The interpretation by the Board or its authorized committee of any of the provisions of this Plan and any determination by it pursuant thereto shall be final and conclusive and shall not be subject to any dispute by any Option Holder. No member of the Board or any person acting pursuant to authority delegated by the Board hereunder shall be liable for any action or determination in connection with this Plan made or taken in good faith and each member of the Board and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

Article VI

AMENDMENT AND TERMINATION

6.1	AMENDMENT

(a)	Subject to paragraphs (b) and (c) and any applicable regulatory approval, the Board may from time to time amend this Plan and the terms and conditions of any Option previously awarded or thereafter to be awarded and, without limiting the generality of the foregoing, may make such amendments for the purpose of complying with any changes in any relevant law, Exchange policy, rule or regulation applicable to this Plan, any Option or the Shares, or for any other purpose which the Board may deem desirable or necessary and may be permitted by all relevant laws, rules and regulations, provided always that any such amendment shall not materially impair any right of any Option Holder pursuant to any Option awarded prior to such amendment.

(b)	Notwithstanding any provisions to the contrary, the Board may only amend the provisions of this Plan relating to the following if the Board obtains the approval of the Shareholders of the Company in respect thereof:

(i)	persons eligible to be granted Options under this Plan;

(ii)	the maximum number or percentage of Shares reserved for issuance upon exercise of Options available under this Plan;

(iii)	the limitations on grants of Options to any one person, Insiders, Consultants, or persons involved in Investor Relations Activities;

(iv)	the method for determining the Exercise Price for Options;

(v)	the maximum term of Options;

(vi)	the expiry and termination provisions applicable to Options; or

(vii)	any amendment to this section 6.1.

(c)	Disinterested shareholders of the Company must approve any amendment to Options held by an Insider at the time of the amendment that would have the effect of decreasing the Exercise Price of such Options.

6.2	SHAREHOLDER APPROVAL

This Plan must be approved by the Company’s shareholders annually, at a duly called meeting of the shareholders.

6.3	Exchange Hold Period’s and Resale Restrictions

If required by the policies of the Exchange, the certificate representing the Options and any certificate representing Shares issued upon the exercise of such Options (if exercised prior to the expiry of the Exchange Hold Period) will bear the following Exchange Hold Period legend:

“Without prior written approval of TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until [insert date that is four months and a day after the distribution date].”

6.4	TERMINATION

The Board may terminate this Plan at any time provided that such termination shall not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to the date of such termination and notwithstanding such termination, the Company, such Options and such Option Holders shall continue to be governed by the provisions of this Plan.

6.5	AGREEMENT

The Company and every person to whom an Option is awarded hereunder shall be bound by and subject to the terms and conditions of this Plan.

6.6	EFFECTIVE DATE

Subject to receipt of all applicable regulatory approvals, this Plan becomes effective on the date of its approval by the shareholders of the Company.

Schedule A

NEW FOUND GOLD CORP.
STOCK OPTION PLAN

OPTION CERTIFICATE

This certificate is issued pursuant to the provisions of the New Found Gold Corp. (the “Company”) Stock Option Plan (the “Plan”) and evidences that ______________________________________ (Name of Optionee) is the holder of an option (the “Option”) to purchase up ____________________ (Number of Shares) common shares (the “Shares”) in the capital stock of the Company at a purchase price of $_________ per Share. Subject to the provisions of the Plan:

(a)	the Award Date of this Option ____________________ (insert date of grant); and

(b)	the Expiry Date of this Option is ___________________ (insert date of expiry).

Additional Vesting or Other Restrictions: (insert as applicable)

This Option may be exercised in accordance with its terms at any time and from time to time from and including the Award Date through to and including up to 5:00 p.m. (Vancouver time) on the Expiry Date, by delivering to the Company an Exercise Notice, in the form provided in the Plan, together with this certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which this Option is being exercised.

This certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan. This certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail.

Signed this _______ day of ______________, 20____.

NEW FOUND GOLD CORP.
by its authorized signatory:

NAME:

TITLE:

Schedule B

EXERCISE NOTICE

To:	The Administrator, Stock Option Plan New Found Gold Corp. (the “Company”)

The undersigned hereby irrevocably gives notice, pursuant to the Company’s Stock Option Plan (the “Plan”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a)	all of the Shares; or

(b)	_________ of the Shares, which are the subject of the Option Certificate attached hereto.

Calculation of total Exercise Price:

(i)	number of Shares to be acquired on exercise:	_________ Shares

(ii)	multiplied by the Exercise Price per Share:	$________

TOTAL EXERCISE PRICE, enclosed herewith:	$________

The undersigned tenders herewith a certified cheque or bank draft in an amount equal to the total Exercise Price of the aforesaid Shares, as calculated above, and directs the Company to issue the share certificate evidencing said Shares in the name of the undersigned to be mailed to the undersigned at the following address:

DATED the _______ day of ______________, 20____.

Signature of Option Holder

Name of Option Holder (please print)